LABORATORY SERVICE AGREEMENT

This Laboratory Service Agreement dated as of September 28, 2007 between Cellceutix Pharma, Inc., 187 Ballardvale Street, Suite A225, Wilmington, MA 01887 (hereinafter referred to as "Sponsor") and KARD Scientific, 187 Ballardvale Street, Suite A225, Wilmington, MA 01887 (hereinafter referred to as "KARD").

Whereas, Sponsor wishes to have KARD perform the following studies and other services at the specified prices:

1) Pharmacokinetic and pharmacodynamic studies of Kevetrin using standard protocols, and bioavailability of Kevetrin to the body and to tumor tissue-- $ 400,000.

2) Pre-IND meeting--no additional charge.

3) Toxicity studies as required for IND filing--$1.5 million.

Whereas, KARD wishes to perform such studies and other services for Sponsor.

Now, therefore, the parties hereto agree as follows:

1. KARD will perform the studies and other services in conformity with the final version of the Protocols as agreed by the parties (hereinafter referred to as "the Protocol"), which are incorporated herein by reference.

2. The terms of payment shall be as follows.

A. 50% of the agreed amount (as set forth above) at the outset of the study or other service;

B. 50% of the agreed amount (as set forth above) at the completion of the study or other service.

3. The draft report and final reports will be issued in KARD Scientific standard format. If the Sponsor requires a special format for these reports, this format must be discussed and reviewed prior to issuance of the final Protocol. Any changes requested by the Sponsor after approval of the final Protocol will be made at additional charge.

4. Draft reports will be issued to the Sponsor for comments by the agreed upon date. The Sponsor will review the draft report and send all comments back to KARD for agreed upon changes. The study quote covers this exchange two times only. Any additional changes will be charged at an hourly rate.

5. The Sponsor agrees to a maximum of three months to review the draft report and return comments to KARD for changes and issuance of the final report. If the Sponsor fails to return the draft report within this time period, the draft report shall be issued as the final report and the Sponsor agrees to make all payments due. The final report will be issued within a timely manner after comments are received from the Sponsor on the draft report.

6. Cancellation and Postponement Terms: Upon receipt of this signed Laboratory Agreement and agreeable study initiation date in writing, KARD will, reserve animal room space and allocate other resources for the study. If the study is cancelled or rescheduled more than 28 days prior to study initiation, there will be no

charges.

7. Additional compensation may be requested for items procured specifically for the study (e.g. animal purchases, dedicated equipment, perishables or non-reusable supplies).

8. If the Sponsor requests a delay of a study start, KARD will make every effort to accommodate the requested change. However, due to resources constraints, KARD may not be able to reschedule the study precisely as requested by the Sponsor. If the new schedule is not acceptable, the Sponsor may elect to cancel the study, in which case a 25% cancellation charge would apply.

9. Any information exchanged between the parties and any data generated as a result of work performed hereunder shall be Information according to the terms of the Confidential Disclosure Agreement between Sponsor and Kard dated the date hereof.

10. Any data generated as a result of the work performed hereunder, any Kevetrin material produced hereunder and any inventions (whether or not patentable) or other intellectual property derived from the work hereunder will be owned by Sponsor. Kard will assist Sponsor in filing and pursuing patent applications or obtaining other intellectual property derived from work performed hereunder.

11. The Term of this Agreement shall commence as of the date first set forth above and shall continue in effect until the submission of the final report; provided, however, that rights and obligations under Section 10 above will continue after the agreement expires.

12. Except as expressly modified be the Amendment, all provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their respective authorized representatives as of the day and year first above written.

KARD Scientific

By: Date:

December 5, 2007

Jonathan Edwards
Director of Business Development

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

Sponsor:

Celleceutix Pharma, Inc.

By: Date:

12/6/07

Title: Chief Executive Officer
George W. Evans